Exhibit 10.2

                       Management of Foreign Joint Venture

                             UNIVERSAL SENSORS, INC.

                                    Contract

                                 April 12, 2005

                                Table of contents
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Chapter 1    General ..........................................................3
Chapter 2    Joint venture parties ............................................3
Chapter 3    The Joint venture............. ...................................4
Chapter 4    The objective of joint venture and operation scope ...............4
Chapter 5    Total registered capital, investment ratio, and method
             of investment.....................................................4
Chapter 6    Responsibilities for each party...................................5
Chapter 7    Technology transfer & Valuation of technology ....................6
Chapter 8    Board of directors ...............................................6
Chapter 9    Management structure .............................................7
Chapter 10   The labor management, the composition of labor union..............8
Chapter 11   Equipment, raw material purchase, commodity inspection ...........8
Chapter 12   Tax affairs, finance and appropriation of profit .................9
Chapter 13   Term, disbandment, liquidation of the joint capital .............10
Chapter 14   Insurance .......................................................10
Chapter 15   The responsibility for breaking the contract ....................10
Chapter 16   Force majeure ...................................................11
Chapter 17   Dispute solution ................................................11
Chapter 18   Governing Laws...................................................11
Chapter 19   The contract becomes effective and others .......................12

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                       Management of Foreign Joint Venture
                            {UNIVERSAL SENSORS, INC.}

                                    CONTRACT

Chapter One: General

All parties agree to sign this joint venture agreement to set up "UNIVERSAL SENSORS, INC." based on the principle of unanimous equality and benefit, This agreement complies with "Management of Foreign Joint Venture Enterprise Law of the People's Republic of China" and the Chinese relevant laws and regulations,.

Chapter Two: Joint Venture Parties

Article 2.1: Parties of Joint Venture:

Party A:   [TEXT] (hereinafter "HX")
           Registration: Shanghai Business Administrative Management Bureau
           Address: 14 Luo Mountain road, suite 260, Lane1700, Pudong newly developed area, Shanghai
           Tel: 021-58547577                     Fax: 021-58547577
           Legal Representative: Hanlin Chen
           Position: Chairman of board           Nationality: PRC

Party B:   SENSOR SYSTEM SOLUTIONS, INC. (hereinafter "3S")
           Registration: CA, U.S.A.
           Address: 45 Parker, Suite A, Irvine, CA 92618, U.S.A.
           Tel: 001-949-855-6688                 Fax: 001-949-855-6685
           Legal Representative:  Michael Young
           Position: CEO                         Nationality: U.S.A.

Party C:   China Automotive Systems, Inc.  (hereinafter "CAAS")
           Registration: Hong Kong
           Address: Central, HK
           Tel: 00852-25267572                   Fax: 00852-25267572
           Legal Representative: Hanlin Chen
           Position: Chairman of board           Nationality: PRC

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Chapter Three:  The Joint Venture

Article 3.1: All parties agree to establish [TEXT] (hereinafter "USI"), English name is: "UNIVERSAL SENSORS, INC." by Chinese-foreign joint venture management way.

The joint venture's legal address is: No. 1 Guanshan group 1, Hun-Lun building, Wuhan, Hubei Province.

USI can establish branch offices in any cities of China or other countries, if it's necessary. But it has to be discussed in the board, and report to related authorized government department.

Article 3.2: All of activities of USI must comply with the laws and related stipulation of People's Republic of China, and its legitimate management rights is protected by People's Republic of China.

Article 3.3: USI is formed by three parties according to the Chinese law, and is registered in China as a limited liability company. All parties will share the profit, risk and loss proportional to the percentage of its investment.

Chapter Four: The Objective of Joint Venture and Operation Scope

Article 4.1: USI's business objective: To achieve satisfactory financial returns through funding cooperation and technology transfer, and to introduce products that are competitive worldwide in terms of quality and price through advanced technology and scientific management. USI's operation scope: Development, production and sale of sensor and related electronic products. USI's is targeted to produce 4 million sensors annually with an annual sales of RMB300 millions.

Chapter Five: Total registered capital, investment ratio, and method of investment

Article 5.1: USI's total investment is USD 14 millions, registered capital is USD 10 millions.

All parties agree to following amount and ratio of investment:

      HX will invest USD 1 millions (10% of the registered capital) 3S will invest USD 3 millions (30% of the registered capital) CAAS will invest USD 6 millions (60% of the registered capital)

Method of Investment:

HX and CAAS will invest in cash, land and building. Cash investment will be done in three installments in one year. 3S will invest with technology and technology transfer. Refer to "Technology transfer agreement" in the attachment. The exchange rate between RMB and foreign monetary is based on the foreign exchange rate announced by the National Foreign Exchange Administrative Bureau at the pay-in date.

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Article 5.2: Each party should use its own funding, assets without collateral claims, industrial property, and technology to invest in this joint venture. Any investment other than cash will need valid proof.

Article 5.3: None of the parties is allowed to, under USI's name, take out a loan, lease equipment or other property to be counted at its portion of investment. Any party can use USI's assets or the other party's asset as guarantee for its investment.

Article 5.4: The first installment of each party's investment should be transferred to USI's account in China within 3 months after the execution of this agreement and obtaining the business license for USI. Any past due payment will incur a 1% per month interest penalty.

Article 5.5: All pay-in investment has to be verified by an accountant allowed to practice in China. USI will issue proof of investment based on this account's report.

Article 5.6: If the fund is insufficient during operation, the capital size can be increased according to original ratio or a new ratio base on unanimous agreement and with government approval.

Article 5.7: USI can not reduce its registration capital during the term of this agreement.

Article 5.8: One party will have the first priority to purchase the ownership of the other party if the other party is considering selling all or part of its ownership.

Article 5.9: None of the parties can sell its ownership to any other third party at terms better than the terms offered to the other party. Any transfer is invalid if this requirement is not followed.

Chapter Six: Responsibilities for Each Party

Article 6.1: Following are responsibilities of each party:

6.1.1 HX:

      (1) Handle the whole approval procedures about the establishment of USI, and deal with all of its registration procedures before starting business.
      (2) Provide land and factory building to USI(or assist USI to choose factory location).
      (3) Before USI starts business, HX is responsible for dealing with the equipment and material import examination and approval procedure and the declaration to Chinese customs.
      (4) Is responsible for the production, the management and the human resource.
      (5) Before USI starts business, apply visa for foreign employees, and provide them the necessary convenient condition about working, living and traffic transportation.
      (6) Deal with everything that is included in this contract as well as other matters that USI authorizes.

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6.1.2 3S and CAAS:

      (1) Assist to handle that USI entrusts about purchasing the equipment and the raw material in the international market and so on the related matters.
      (2) Responsible for the product exporting of USI, and provide the related information in the market.
      (3) Send out administrators to co-operate with HX to manage USI together, and also coordinate the production and management business of USI.
      (4)   Handle other matters that USI authorizes.

Chapter Seven: The Technology Transfer & Valuation of Technology

Article 7.1: All parties must sign a technology transfer agreement in additional as this contract appendix according to the industry ownership and the valuation of technology, and report to original examined government department to get approval.

 Article 7.2: Any contracts about technology transfer which is signed by USI and other companies must get approval from examined government department.

Chapter Eight: Board of Directors

Article 8.1: The date that business license of USI get approved is also the date that the board is established.

Article 8.2: The board will be formed by 3 directors. HX, 3S and CAAS each can delegate one director. The chairman of the board will be assigned by CAAS. The number of directors can be increased or decreased by the approval of board of directors.

Article 8.3: The tenure for the directors of the board is 4 years and can be extended by their delegated companies.

Article 8.4: The board is the highest authority organization of USI. It decides all of significant matters of USI. Following events must get identical agreement by the directors who present in the board meeting:

      (1)   Revise bylaws of USI;
      (2)   Disband USI;
      (3)   Adjust USI registration capital;
      (4)   Any party transfers its USI share to others;
      (5)   Any party pawns its USI share to the loaners.
      (6)   Merger or separation of USI;
      (7)   Mortgage property of USI;
      .............etc.

Article 8.5: Chairman of the board is USI's corporate representative. When chairman of the board cannot perform his/her responsibility, he/she should authorize the other person his to act on his/her behalf.

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Article 8.6: The meeting of board of directors will be held once a year at least
(annual meeting) in USI office or other places in which the board of directors assign, and is also convened and hosted by the chairman of the board. The chairman should call an emergency board meeting upon request from at least one director. The meeting time, place, and agenda are supposed to be included in the notice of board meeting. In the meantime, the notice in written form should be delivered to all of directors 10 days before the board meeting held.
The minutes of meeting should be kept in file and saved.

Article 8.7: The annual meeting and the temporary conference of the board of directors must have 2 (2/3 of all trustee population) or above directors to attend the meeting or conference, then the meeting or conference is able to be held.
Every director owns a vote.

Article 8.8: All parties are obligated to make sure that their delegated directors will attend the annual and the temporary board meetings. Directors who cannot attend the board meeting should provide a proof of appointment to authorize another person to represent him/her.

Article 8.9: If the board can't reach a decision on significant issues or events within 3 days of the board meeting due to a director(s) of any party who can not attend the board meeting and does not authorize another person to represent him, the other parties can send a written notice to the absent parties' address listed in this agreement, and urge him (them) to attend the board meeting within the time frame.

Article 8.10: Last article stated the supervision notice is supposed to be delivered by registered mail at least 60 days before the date when the conference will be held. And the notice will demand the receiving party to reply in writing within 45 days upon receiving. If the person doesn't reply within this time frame, this party will be deemed to forfeit its right. The person who is authorized by notified party can hold a special board meeting. This special board meeting can pass major resolutions with unanimous decisions from attending directors or their delegates even if the attendance is under the legal requirement.

Article 8.11: The directors who don't hold a position in USI, won't get paid from USI. All of expense about holding the board meeting will be paid by USI.

Chapter Nine: Management Structure

Article 9.1: USI is operated under General Manager system with the lead from board of directors. And under this system, there are a few administrative management departments that are responsible for daily administrative management. The General Manager will be appointed by the board of directors.

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Article 9.2: General manager's responsibility is to carry out the board of directors' resolution, organize and lead the daily management work of USI. Under the authorized scope from the board, General Manager represents USI, and is responsible for all internal operation authorized by the board, including hiring and firing of employees.

Article 9.3: According USI's need, the chairman of the board can adjust USI's management structure any time according to the resolution of the board of directors aand USI's related regulation. And re-determines the authority and responsibility scope of administration people again.

Article 9.4: General manager is not allowed to participate in the other economic organization that competes with USI. The board can dismiss immediately through board resolution if behaviors of fraudulence or negligence are found.

Chapter Ten: The Labor Management, the Composition of Labor Union

Article 10.1: Employee salary, reward and welfare of USI, will be set per the standard of local market. Personnel issues such as employment, resignation, labor protection, insurance, and labor discipline will be handled according to the Chinese relevant laws and the labor department related regulations. Regarding to the employment, salary, insurance, benefit and travel allowance and so on of high-level administrative persons whom are recommend by any party, will be discussed and decided by the board of directors.

Article 10.2: The employees of USI are authorized to establish the basic labor union and to engage in labor activities according to "the Labor Law of People Republic of China" and "China Labor Union Regulations". USI will provide the essential activity necessities for its labor union.

Chapter Eleven: Equipment, Raw Material Purchase, Commodity Inspection

Article 11.1: All of the production equipments, vehicles, raw materials, fuel and office supplies and so on which are needed by USI should be purchased from China if all terms are equal.

Article 11.2: The equipments which USI entrusts 3S to purchase from overseas should be done based on the best price/performance mix, and the price must be approved by the board of directors before purchase.

Article 11.3: All oversea equipments, raw materials and the equipments invested by 3S, etc, must be submitted to the Chinese commodity inspection institution for inspection according to "People's Republic of China Commodity inspection Rule."

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Chapter Twelve: Tax Affairs, Finance and Appropriation of Profit

Article 12.1: USI will follow China's relevant law and regulations to pay all taxes.

Article 12.2: Employees of USI will pay personal income tax according to "the People's Republic of China Individual income Tax law". Foreign employees' legal income can be wire transferred to other countries after deducting the income tax.

Article 12.3: USI will follow "People's Republic of China Chinese-foreign Joint Venture and Enterprise Law" to withdraw company reserve, the enterprise development fund and the employee benefit bonus. The annual percentage of withdraw should be decided by the board of directors according to the enterprise operating condition.

Article 12.4: The Joint Venture's fiscal year is from Jan. 1 to Dec. 31. All certificates, documentaries, reports, and account book will be written in Chinese or in both Chinese and English.

Article 12.5: The Joint Venture's finance and accounting system will follow all related regulations in China and will file with local finance and taxation department.

Article 12.6: The Joint Venture's all expenses must be approved by the General Manager or by his authorized person. All business transactions should use invoices approved by the taxation department. Any overseas including Hong Kong and Macau, receipt must bear declaration documentary evidence from either Chinese Port Administration or the Chinese Customs to be valid.

Article 12.7: The Joint Venture's financial audit will be done by accountant who is registered and allow to practice in China. The audit result will be reported to the board of directors and General Manager.
                HX agrees to let 3S and/or CAAS to bring its own auditor if it chooses to do so. All expense will be paid by 3S.

Article 12.8: USI is an independent enterprise, the financial is calculated independent, and assumes responsibility for own profits and losses.

Article 12.9: The share responsibility for profit and loss. After paying the income tax, deducting the reserve fund, the enterprise development fund, the employee benefit and the premium fund from the joint capital enterprise year's end profit, the remaining profit will be distributed according to the investment proportion of each party. If USI suffers a loss, it will be shared and deducted according to the investment proportion from the existing investment of each party.

Article 12.10: All foreign exchange matters of USI will follow the regulations of the "People Republic of China exchange Control".

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Article 12.11: 3S' profit from USI can be wire transferred through bank to its authorized bank account in according with the exchange control regulations of People Republic of China.

Chapter Thirteen:  Term, Dissolution, Liquidation of the Joint Capital

Article 13.1: The term of this Joint Venture is 15 years, from the date which the business license is received. During the term of the joint capital, none of the parties can sign any agreements or contracts with any domestic or foreign organizations without authorization which will harm the benefit of the joint capital.

Article 13.2: The term of this agreement can be extended with the approval of all parties before the expiration of this agreement. The board of directors can propose a liquidation procedure to dissolve USI. A liquidation committee will be formed to carry on liquidating. Any remaining assets will be distributed by all parties according to the original investment proportion after all debts are paid off.

Article 13.3: USI can be dissolved under the following conditions.
      13.3.1 At least one party does not agree to continue this relationship when the joint venture term is expired,
      13.3.2 When the enterprise suffers a serious loss, and is unable to continue with its operation.
      13.3.3 When the enterprise suffers a serious loss from natural disaster, war and similar force majeure causes and is unable to continue with its operation.

      The board of directors should submit a company dissolution proposal to the original approval department under conditions listed in the above article 13.3.1, 13.3.2, 13.3.3. The dissolution process will be executed according to article 13.2 and related Chinese relevant law and regulations. This agreement will be terminated after USI is dissolved.

Chapter Fourteen: Insurance

All of insurances of the Joint Venture will be obtained from insurance companies which are located within the boundaries of China. Insurance category, insured amount, and insurance term, etc. will be approved by the board of directors within the related regulations of insurance companies.

Chapter Fifteen: The Responsibility for Breaking the Contract

Article 15.1: The party that fails to invest in time per Paragraph 5.4 will have to pay a penalty. The penalty will be 1% of his total investment amount each month from the first date that he fails to meet his investment schedule. Not only the party that breaks the contract should pay for this penalty, but also the other side that can request to terminate this contract and ask for damage compensation.

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Article 15.2: It is so called "breaking the contract," if one of parties fails to pay for its penalty in time or submit all of necessary investment as contract regulations. The complying party should inform the other party of such situation, and ask it to pay the penalty or submit its investment within one month. The non-complying party will be deemed as giving up all of its rights and withdrawing from USI automatically, if the penalty or the investment is unpaid one month after the notice. One month after the expiration date, the complying party should apply to the government department to dissolve USI, or to get approval to find another investor to assume the rights and responsibilities that originally belong to the other party. The complying party is entitled to damage compensation from the other party that fails to pay its penalty or complete its investment. The responsibility will be shared by all parties according to the actual situation, if the damage is caused by all parties.

Chapter Sixteen: Force Majeure

The party that suffers from earthquake, typhoon, flood, fire, war or other accidents which are unpredictable force majeure and cannot fulfill the contract should send a telegram to notify the other parties. It will also provide all details within 15 days along with a certificate from an authorized government agency to explain why they can't execute the contract. All parties will negotiate and decide to terminate this contract, remove some of the obligations, or postpone the due dates.

Chapter Seventeen: Dispute Solution

All parties should resolve any dispute occurred during the term of this contract based on good will. Any dispute can be submitted to China International Economic Arbitration Committee or the local branch council in which USI is located for arbitration if it can not be resolved among the parties. This arbitration will be final and all parties should abide by it. The party that loses in the arbitration should be responsible for the expenses of arbitration. All parties should continue to execute all joint venture contract and agreements upon settling any dispute.

Chapter Eighteen: Governing Laws

The execution, validity, interpretation, modification, and dispute arbitration will be governed by the laws of People Republic of China.

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Chapter Nineteen: Contract in Effect and Others

Article 19.1: This contract will be in effect after the authorized representatives from all parties sign this document and getting the approval from the governing government agency. Same requirements apply when this modifying this contract.

Article 19.2: This contract will become a legal document after every party has signed it and it is approved by the governing agency. All parties must follow carefully; none of the parties can terminate it arbitrarily. Any proposal to terminate, transfer shares or change terms of this joint capital should be brought up 3 months beforehand. With unanimous agreement, the revised contract should be reported to the original government agency to get approval. The existing partner will have the first priority to purchase shares from the other party. The party that proposes to terminate this contract will be responsible for all the financial loss from contract termination.

Article 19.3: All parties can negotiate to revise this contract and report to the original government agency to get approval. Any revisions or added provisions are legally binding and should be treated as amendments to this contract.

Article 19.4: Any notification to other parties can be sent through telegram, email or fax. However, notices should be sent in registered letter if they are related to the rights or responsibilities of any party. The addresses listed in this contract are the mailing addresses.

Article 19.5: This agreement will be interpreted based on its Chinese version. The original document has 4 copies. All parties hold one respectively, and another one preserves by USI. There are still some other transcriptions for reporting to the related government department to keep in file.

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[TEXT]
(Signature, stamp)

On behalf of:

Date:

Sensor System Solutions, Inc.
(Signature)

On behalf of:

Date:

China Automotive Systems, Inc.
(Signature)

On behalf of:

Date:

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